AMENDMENT #1 TO OFFER OF EMPLOYMENT LETTER

This Amendment #1 (“Amendment #1”) to the Offer of Employment Letter by and between Delta Three Israel, Ltd. (the “Company”) and Arie Rand (“Executive”), dated as of September 19, 2010 (the “Offer of Employment Letter”), is dated October 17, 2010.

Recitals:

WHEREAS, the Company and Executive entered into the Offer of Employment Letter and now wish to enter into this Amendment #1 to amend the Offer of Employment Letter as set forth below;

NOW, THEREFORE, in consideration of the foregoing recital and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The clause “10,000 USD (with payment in NIS according to the official exchange rate of the Bank of Israel on the day of payroll processing).” found on page 2 of the Offer of Employment Letter is hereby deleted in its entirety and replaced with the following:

“10,000 USD (with payment in NIS at an exchange rate of 4 NIS for 1 USD).”

2.           Except as expressly provided in this Amendment #1, all of the terms and conditions of the Offer of Employment Letter remain unchanged, and the terms and conditions of the Offer of Employment Letter remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment #1 as of the date first set forth above.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: Chief Executive Officer and President

By:	/s/ Arie Rand
Arie Rand